UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 13, 2012

Tesoro Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-3473	95-0862768
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19100 Ridgewood Parkway, San Antonio, Texas		78259-1828
(Address of principal executive offices)		(Zip Code)

(210) 626-6000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On September 13, 2012, Tesoro Corporation (the “Company”) and certain of its subsidiaries entered into an Underwriting Agreement with RBS Securities Inc., as representative of the several underwriters listed therein (the “Underwriters”), in connection with the offer and sale of an aggregate principal amount of $450 million of 4.250% Senior Notes due 2017 (the “2017 Notes”) and $475 million 5.375% Senior Notes due 2022 (the “2022 Notes” and, together with the 2017 Notes, the “Notes”). The offering of the Notes was made pursuant to the Company’s registration statement on Form S-3 (Registration No. 333-183872), which became automatically effective upon filing September 13, 2012 (the “Registration Statement”).

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, and customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is filed as Exhibit 1.1 hereto and incorporated by reference herein and is to be incorporated by reference in its entirety into the Registration Statement.

Certain of the Underwriters and their affiliates perform various financial advisory, investment banking and commercial banking services from time to time for the Company and its affiliates. In particular, JPMorgan Chase Bank, National Association, an affiliate of J.P. Morgan Securities LLC, currently serves as administrative agent under the Company’s revolving credit facility and a portion of the Company’s cash balances are invested with J.P. Morgan Securities LLC. In addition, affiliates of certain of the Underwriters are lenders under the Company’s syndicated and bilateral credit facilities.

Item 8.01 Other Events.

Senior Notes Offering

On September 13, 2012, the Company issued a press release announcing that it is proposing to offer (the “Notes Offering”) in a registered offering $925 million aggregate principal amount of senior unsecured notes, subject to market conditions.

A copy of the press release is furnished herewith as Exhibit 99.1 to this Current Report on Form 8-K.

Senior Notes Pricing

On September 13, 2012, the Company issued a press release announcing the pricing of the 2017 Notes and the 2022 Notes. The 2017 Notes and the 2022 Notes will bear interest annually at rates of 4.250% and 5.375%, respectively, and gross proceeds from the offering will be approximately $925 million. Subject to customary closing conditions, the Company anticipates that the offering will be completed on September 27, 2012 and intends to use the net proceeds along with cash on hand to fund its cash tender offers for the repurchase of its outstanding 6 5/8% Senior Notes due 2015 (the “2015 Notes”) and 6 1/2% Senior Notes due 2017 (the “Existing 2017 Notes”), as described below. In the event that there are remaining proceeds from the Notes Offering after funding the cash tender offers, the Company intends to use any such remaining proceeds for general corporate purposes, which may include, without limitation, financing the retirement of any outstanding 2015 Notes and Existing 2017 Notes not purchased in the cash tender offers, through redemption, open market purchases or by other means, and may also include the repayment or the refinancing of other indebtedness, capital expenditures and working capital.

A copy of the press release is furnished herewith as Exhibit 99.2 to this Current Report on Form 8-K.

Tender Offers

On September 13, 2012, the Company issued a press release announcing that it is commencing cash tender offers for any and all of its outstanding 2015 Notes and any and all of its outstanding Existing 2017 Notes, upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement, dated September 13, 2012, and in the related Letter of Transmittal and Consent, which together more fully set forth the terms and conditions of the tender offers. In connection with the tender offers, and on the terms and subject to the conditions set forth in such Offer to Purchase and Consent Solicitation Statement and such Letter of Transmittal and Consent, the Company is soliciting consents of holders of the 2015 Notes and the Existing 2017 Notes, respectively, to authorize the elimination of most of the restrictive covenants and certain of the events of default contained in the indentures governing the 2015 Notes and the Existing 2017 Notes.

A copy of the press release is furnished herewith as Exhibit 99.3 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated September 13, 2012, among Tesoro Corporation, certain subsidiary guarantors and RBS Securities Inc., as representative of the several other underwriters named therein.

99.1	Press release issued on September 13, 2012 announcing the senior notes offering.

99.2	Press release issued on September 13, 2012 announcing the pricing of the senior notes offering.

99.3	Press release issued on September 13, 2012 announcing the commencement of the cash tender offers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 18, 2012

TESORO CORPORATION

By:	/s/ G. SCOTT SPENDLOVE
G. Scott Spendlove
Senior Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

1.1	Underwriting Agreement, dated September 13, 2012, among Tesoro Corporation, certain subsidiary guarantors and RBS Securities Inc., as representative of the several other underwriters named therein.

99.1	Press release issued on September 13, 2012 announcing the senior notes offering.

99.2	Press release issued on September 13, 2012 announcing the pricing of the senior notes offering.

99.3	Press release issued on September 13, 2012 announcing the commencement of the cash tender offers.

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